SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date earliest event reported):  December 20, 2010

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

000-20508	84-1103135
(Commission File Number)	(IRS Employer Identification Number)

STATE ROUTE 2 SOUTH, P.O. BOX 356, CHESTER, WEST VIRGINIA

(Address of principal executive offices)

26034

(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (304) 387-8000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

On December 20, 2010, MTR Gaming Group, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Narciso A. Rodriguez-Cayro pursuant to which he will serve as the Company’s Vice President for Regulatory Affairs, General Counsel and Secretary.  The term of the Employment Agreement is for the period commencing on December 16, 2010 and ending on February 1, 2013, with automatic one-year extensions unless notice of non-renewal is furnished at least 90 days prior to the expiration date of the then applicable agreement term.

The Employment Agreement provides for an annual base salary of $300,000 (as adjusted from time to time with the approval of the Compensation Committee of the Board of Directors of the Company) and participation in the Company’s annual incentive plan as may be in effect from time to time, with a target bonus opportunity of 40% of his base salary (or such other amount as may be determined by the Company’s Compensation Committee).  Mr. Rodriguez-Cayro is also entitled to participate in the Company’s Long Term Incentive Program as may be in effect from time to time and is eligible to participate in the Company’s employee benefit plans. The Employment Agreement provides that the Company will maintain, at the Company’s cost, a term life insurance policy with a face value equal to Mr. Rodriguez-Cayro’s base salary.  The Employment Agreement also provides for four weeks of vacation per year and reimbursement of certain expenses.

Subject to the specific terms set forth below, in the event of termination of the Employment Agreement by either party for any reason, Mr. Rodriguez-Cayro will receive (i) earned but unpaid base salary and accrued and unused vacation pay, (ii) reimbursement for reasonable business expenses then outstanding, (iii) any bonus earned and approved to be paid with respect to completed fiscal periods that precede the date of termination but have not yet been paid, and (iv) all payments, rights and benefits due as of the date of termination under the terms of the Company’s employee and fringe benefit plans and programs in which Mr. Rodriguez-Cayro participated (the benefits in the foregoing clauses (i) — (iv), the “Accrued Rights”).

In the event of termination of the Employment Agreement by the Company without “cause” (as defined in the Employment Agreement) or by Mr. Rodriguez-Cayro with “good reason” (as defined in the Employment Agreement), (a) Mr. Rodriguez-Cayro will receive, in addition to the Accrued Rights, (i) continued payment of his base salary for twelve (12) months following the date of termination (the “Severance Period”), (ii) a bonus amount, which shall be paid in a lump sum within thirty (30) days of approval by the Compensation Committee, based on the achievement of the applicable performance criteria for the year in which termination occurred, adjusted on a pro rata basis to the number of days Mr. Rodriguez-Cayro was employed in such year, provided he was employed for at least six (6) months during such year and (iii) continued medical coverage under the Company’s group health plan for the Severance Period (the benefits in the foregoing clauses (i) — (iii), the “Severance Payments”) and (b) all of Mr. Rodriguez-Cayro’s then outstanding and otherwise unvested restricted stock units shall immediately vest upon such termination and be paid out in accordance with the terms of thereof.  The Severance Payments and such accelerated vesting of the restricted stock units are subject to Mr. Rodriguez-Cayro’s execution of a general release of claims against the Company.

In the event of a termination of the Employment Agreement by the Company for “cause” or by Mr. Rodriguez-Cayro without “good reason”, or in the event of termination of the Employment Agreement by reason of death or disability, Mr. Rodriguez-Cayro will receive the Accrued Rights but will not be entitled to the Severance Payments.  However, in the event of his death or disability, the Company will continue to pay the cost of his health insurance premiums for a period of one (1) year.  In addition, in the event of Mr. Rodriguez-Cayro’s death, his estate or beneficiaries will be entitled to receive the proceeds of the life insurance policy specified above.

In the event that Mr. Rodriguez-Cayro’s employment terminates upon expiration of the Employment Agreement (including any renewal thereof) by reason of the Company’s provision of a non-renewal notice, then Mr. Rodriguez-Cayro will receive the Accrued Rights and the Severance Payments.

If a “change in control” (as defined in the Employment Agreement) occurs during the term of the Employment Agreement and, prior to the first anniversary of the date of consummation of such change in control, Mr. Rodriguez-Cayro’s employment is terminated by the Company without “cause” or by Mr. Rodriguez-Cayro with “good reason”, then Mr. Rodriguez-Cayro will receive the Accrued Rights and the Severance Payments, provided that the Severance Period shall be deemed to be eighteen (18) months.

Mr. Rodriguez-Cayro has agreed to certain restrictive covenants (including and noncompetition and nonsolicitation) for specified periods following his termination of employment, depending upon the circumstances surrounding the termination of employment.

The foregoing description of this Employment Agreement is qualified in its entirety by the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference into this Item 1.01.

Item 9.01.         Financial Statements and Exhibits.

(d)       Exhibits:

Exhibit No.	Description

10.1	Employment Agreement, effective as of December 16, 2010, by and between MTR Gaming Group, Inc. and Narciso A. Rodriguez-Cayro.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

	By:	/S/ STEVEN M. BILLICK
Steven M. Billick
Chairman of the Board of Directors and
Interim Chief Executive Officer
Date: December 22, 2010